Exhibit 10.1

American Hospitality Properties REIT, Inc.

14643 Dallas Parkway, Suite 970

Dallas, Texas 75254

May 20, 2026

By E-mail

Mr. Joseph Reardon

Dear Joseph:

We are pleased to extend you an offer of employment as President of American Hospitality Properties REIT, Inc. (the “Company”), reporting to the Company’s Board of Directors (the “Board”). Your employment hereunder will begin on May 20, 2026 (the “Effective Date”) and shall continue until such time as your employment is terminated in accordance with the terms of this letter agreement and the enclosed Terms and Conditions. The period from the Effective Date through the termination of your employment pursuant to this letter agreement (together with the enclosed Terms and Conditions, this “Agreement”) is referred to as the “Employment Period.”

During the Employment Period, you will also serve as President of American Hospitality Properties REIT II, Inc. (“REIT II”) pursuant to a Management Services Agreement by and between the Company and REIT II, as may be amended from time to time (the “MSA”), and in such other position or positions as may be assigned from time to time by the Board. During the Employment Period, you shall be permitted to work remotely from your home in South Carolina or such other location as mutually agreed upon between you and the Board; provided, however, that you may be required to travel to other locations, as requested by the Company, in the course of your duties from time to time.

During the Employment Period, you will be paid an annualized base salary of $120,000 (the “Base Salary”), less applicable taxes and other withholdings, payable in substantially equal installments in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than monthly. You will also be eligible to participate in the same benefit plans and programs in which other similarly situated Company employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time. You will be eligible to participate in any non-equity incentive plan approved by the Board, and you will be eligible to receive an annual discretionary cash bonus at year-end, subject to the terms of any bonus plan approved by the Board. The payment of non-equity incentive plan compensation and discretionary cash bonus compensation is not guaranteed, and you must be employed on the date any such compensation is paid to be eligible to receive such compensation, unless the Board determines otherwise.

Subject to the Company’s expense reimbursement policies as in effect from time to time, the Company shall reimburse you as soon as practicable for your reasonable out-of-pocket business-related expenses actually incurred during the Employment Period in the performance of your duties under this Agreement, so long as you timely submit all required documentation.

Your employment will be on an “at will” basis, meaning that either you or the Company may terminate the employment relationship at any time, for any reason whatsoever, upon written notice to the other party; provided, however, that you must give the Company sixty (60) days’ advance written notice of your termination for any reason, whereupon the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in your notice, and the Company’s determination to do so shall not be construed or interpreted as a termination of employment. Upon any termination of your employment for any reason, whether by the Company or by you, you will be entitled to receive (A) all accrued but unpaid Base Salary through the date of termination, (B) any unpaid or unreimbursed expenses incurred prior to the date of termination in accordance with applicable Company policy, and (C) any vested benefits under the Company’s employee benefit plans in accordance with the terms thereof (collectively, the “Accrued Obligations”), and the Company shall not owe you any severance pay or severance benefits or any other payment or benefits.

You will be subject to all applicable policies of the Company and REIT II and their direct and indirect subsidiaries as may exist from time to time (collectively, referred to as the “Company Group”), as may be in effect from time to time.

This Agreement shall be subject to, and construed according to, the laws of the State of Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties consent to the arbitration provisions set forth in the enclosed Terms and Conditions and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, they consent to the exclusive jurisdiction, forum, and venue of the state and federal courts (as applicable) located in Dallas, Texas.

This Agreement, including the Terms and Conditions, constitutes the entire agreement between you and the Company with respect to the matters herein provided and supersedes all prior and contemporaneous agreements and understandings (including any offer letter or similar agreement), oral or written, between the parties concerning the subject matter hereof. No modifications or waiver of any provision hereof shall be effective unless in writing and signed by you and the Company.

Please sign below to acknowledge your agreement to the terms herein. We look forward to your contributions to the Company.

[Signature page follows.]

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On behalf of American Hospitality Properties REIT, Inc.:

By:	/s/ Paul Adams
Name:	Paul Adams
Title:	Director

ACCEPTED AND AGREED:

By:	/s/ Joseph Reardon
Joseph Reardon

Date: May 20, 2026

[Signature Page – Offer Letter]

Terms and Conditions

1. Immigration Compliance. You (or “Employee” herein) will provide the proper documents and information to complete required immigration control forms (I-9) within three business days of the Effective Date.

2. Prior Employer Information. In accepting this offer and entering into this Agreement, Employee expressly represents and warrants that Employee is not the subject of, or a party to, any non-competition, non-solicitation, restrictive covenant, or non-disclosure agreement, or any other agreement, obligation, restriction, or understanding that would prohibit Employee from executing this Agreement or fully performing each of Employee’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to Employee hereunder. Employee expressly acknowledges and agrees that Employee is strictly prohibited from using or disclosing any confidential information belonging to any prior employer or other third party in the course of performing services for or on behalf of any member of the Company Group, and Employee promises that Employee shall not do so. Employee shall not introduce documents or other materials containing confidential information of any prior employer or other third party to the premises or property (including computers and computer systems) of any member of the Company Group.

3. Duties and Fiduciary Obligations.

a. Employee’s duties and responsibilities shall include those normally incidental to the position(s) identified in this Agreement, as well as such additional duties as may be assigned to Employee by the Board from time to time, which duties and responsibilities may include providing services for, to, and on behalf of the Company and any member of the Company Group, including services that the Company has contracted to provide under the MSA.

b. Employee owes each member of the Company Group fiduciary duties (including (i) duties of loyalty and disclosure and (ii) such fiduciary duties that an officer of such entity would have if such entity were a corporation organized under the laws of the State of Delaware), and the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Employee owes each member of the Company Group under statutory and common law.

4. Confidential Information

a. Following the Start Date, in the course of Employee’s employment by the Company, Employee shall receive Confidential Information from the Company. As used herein, “Confidential Information” is any confidential or proprietary information of the Company or any other member of the Company Group, including but not limited to, all documents and other information (including, without limitation, information communicated orally or contained on any computer tapes, computer disks or any other form of electronic or magnetic media), whether or not marked “Confidential,” concerning the Company, other members of the Company Group, their affiliates or any of the foregoing entities’ respective properties, owners, employees, finances, businesses, operations, assets, prospects, potential projects and financial affairs (whether prepared by the Company, other members of the Company Group, their representatives, or otherwise and irrespective of the form of communication) that is or has been furnished or otherwise disclosed to Employee by or on behalf of a member of the Company Group or any of its representatives in connection with Employee’s employment or engagement, and all notes, analyses, compilations, studies, interpretations, memoranda, reports or other documents (regardless of the form thereof) prepared by a member of the Company Group or its representatives (including Employee) to the extent containing, reflecting or based upon, in whole or in part, such documents and information. Confidential Information that is or has been provided to Employee shall at all times remain the property of the Company. Confidential Information also includes any information that gives any member of the Company Group a competitive advantage by virtue of not being known to the general public. Employee agrees that Employee will treat all Confidential Information as confidential, not disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Board in each instance, and not use any Confidential Information for any purpose except as required in the authorized course of employment for the Company. Employee shall notify the Board immediately in the event Employee becomes aware of any loss or unauthorized disclosure of any Confidential Information.

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b. Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Employee from: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental agency (including, for the avoidance of doubt, the Department of Justice, Department of Labor, Securities and Exchange Commission, National Labor Relations Board, Occupational Safety and Health Administration, Congress, any Inspector General and any other governmental agency, commission, or regulatory authority) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any governmental agency; (iii) testifying or otherwise assisting in any action or proceeding by any governmental agency relating to a possible violation of law; (iv) disclosing an act of sexual abuse or facts related to an act of sexual abuse to any other person; or (v) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in the previous sentence, or to notify the Company that Employee has engaged in any such conduct. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal.

5. Return of Property. Upon the termination of the Employment Period, and at any other time upon request of the Company, Employee shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device, or other equipment) in Employee’s possession, custody, or control and Employee shall not retain any such documents or other materials or property of the Company Group.

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6. Ownership of Intellectual Property.

a. Employee agrees that the Company shall own, and Employee hereby assigns to the Company, all right, title, and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions, discoveries, developments, improvements, innovations, works of authorship, mask works, designs, know-how, ideas, formulae, processes, techniques, data, and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Employee during the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group, that either (a) relate, at the time of conception, reduction to practice, creation, derivation, or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities, or Confidential Information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Employee shall promptly disclose all Company Intellectual Property to the Company in writing.

b. All of Employee’s works of authorship and associated copyrights created during the period in which Employee is employed by or affiliated with any member of the Company Group and in the scope of Employee’s employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act. To the extent any right, title, and interest in and to Company Intellectual Property cannot be assigned by Employee to the Company, Employee shall grant, and does hereby grant, to the Company Group an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, use, sell, offer for sale, import, export, reproduce, modify, publicly display, distribute, perform, practice, and otherwise commercialize such rights, title, and interest.

c. Employee hereby grants the Company Group a nonexclusive, perpetual, worldwide, royalty-free, irrevocable, transferable, license (with sublicensing rights) to use any intellectual property owned by Employee that Employee used to develop Company Intellectual Property, or any products or services offered by any Company Group member, for any purpose.

d. To the extent allowed by law, this Section applies to all rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent Employee retains any such Moral Rights under applicable law, Employee hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company or any member of the Company Group, and Employee hereby waives and agrees not to assert any Moral Rights with respect thereto.

e. Employee shall perform, during and after the Employment Period, all acts deemed necessary or desirable by the Company to permit and assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights, and title throughout the world in the Company Intellectual Property and Confidential Information assigned, to be assigned, or licensed to the Company under this Agreement.

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7. Arbitration.

a. Subject to Sections 7.b and 7.d, any dispute, controversy, or claim between Employee and any member of the Company Group arising out of or relating to this Agreement, including any services provided by Employee under the MSA, or Employee’s employment or engagement with any member of the Company Group (“Disputes”) will be finally settled by arbitration in Dallas, Texas in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 7 shall be private, and shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. This Agreement does not require arbitration of claims for workers’ compensation benefits or unemployment compensation benefits, or other claims that, as a matter of applicable law, the parties cannot agree to arbitrate. All Disputes shall be arbitrated on an individual basis, and each party hereby foregoes and waives any right to arbitrate any Dispute as a class action or collective action or on a consolidated basis or in a representative capacity. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction. This Section shall be governed by the Federal Arbitration Act.

b. Notwithstanding Section 7.a, either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Sections 4 through 6; provided, however, that the remainder of any such Dispute shall be subject to arbitration under this Section 7.

c. By entering into this Agreement and entering into the arbitration provisions of this Section 7, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

d. Nothing in this Section 7 shall prohibit a party to this Agreement from instituting litigation to enforce any arbitration award. Further, nothing in this Section 7 precludes Employee from filing a charge or complaint with a federal, state, or other governmental administrative agency.

8. Defense of Claims and Cooperation. During and after the Employment Period, Employee shall, upon the Company’s request, cooperate with the Company Group in the defense of any claims or actions relating to Employee’s areas of responsibility and provide such information as the Company may reasonably request regarding Employee’s services.

9. Deemed Resignations. Unless otherwise determined by the Board or agreed to in writing, any termination of Employee’s employment shall constitute an automatic resignation from all officer positions, Board membership, and directorships or similar roles held with any member of the Company Group or any entity in connection with the MSA.

10. Assignment. This Agreement is personal to Employee and may not be assigned by Employee. The Company may assign its rights and obligations under this Agreement without Employee’s consent to any successor of the business of the Company (whether by merger, purchase or otherwise). This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

11. Section 409A. This Agreement is intended to be exempt from Section 409A, and shall be construed and administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the treasury regulations and other interpretive guidance issued thereunder (“Section 409A”). Notwithstanding the foregoing, the Company Group makes no representations that the Equity Award provided under this Agreement is exempt from Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

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